Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made as of the 10th day of March, 2011 by and between Cephalon, Inc., a Delaware corporation (the “Company”), and J. Kevin Buchi (“Executive”).

WHEREAS, Executive is an executive of the Company, currently serving as its Chief Executive Officer;

WHEREAS, the Company and Executive desire to enter into this Agreement to provide certain payments and benefits in the event that Executive’s employment is terminated as set forth below; and

WHEREAS, the Company and the Executive previously entered into an Executive Severance Agreement, as amended and restated as of June 24, 2008 (the “Existing Agreement”), and the Company and the Executive have agreed that this Agreement shall supercede and replace the Existing Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.                                       Definitions.

(a)                                  “Annual Base Salary” shall mean twelve times the greater of (i) the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to Executive by the Company and its affiliates (as defined in section 1504 of the Code without regard to subsection (b) thereof), together with any and all salary reduction authorized amounts under any of the Company’s benefit plans or programs, or (ii) the monthly base salary paid or payable to Executive by the Company (including authorized deferrals, salary reduction amounts and any car allowance) immediately prior to Executive’s Termination Date.

(b)                                 “Annual Bonus” shall mean one hundred percent (100%) of Executive’s target annual bonus for the year in which Executive’s Termination Date occurs, plus one hundred percent (100%) of any other bonuses Executive receives, or is entitled to receive, during the year in which Executive’s Termination Date occurs.

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Bonus Multiplier” shall mean the quotient determined by dividing the total number of months in which Executive performed services for the Company during the calendar year in which Executive’s Termination Date occurs divided by twelve (12).

(e)                                  “Cause” shall mean Executive has engaged in any act of unethical conduct, willful misconduct, fraud or embezzlement, any unauthorized disclosure of confidential information or trade secrets, or any other act that is materially and demonstrably detrimental to the Company.

(f)                                    “Change in Control” shall be deemed to have occurred if any of the following events occurs:

(i)                                     the direct or indirect acquisition by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than thirty percent (30%) of the combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders to accept;

(ii)                                  a change in the composition of the Board over a period of twenty-four (24) months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (x) have been Board members continuously since the beginning of such period, or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time such election or nomination was approved by the Board;

(iii)                               a merger or consolidation in which securities possessing more than fifty percent (50%) of the combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

(iv)                              the sale, transfer or other disposition of more than seventy-five percent (75%) of the Company’s assets in a single or related series of transactions.

(g)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(h)                                 “Constructive Termination” means Executive’s voluntary resignation following any of the following events: (i) a change in Executive’s position with the Company or the successor thereto which materially reduces Executive’s level of responsibility; (ii) a reduction in Executive’s level of compensation (including base salary, significant fringe benefits and the target level of any non-discretionary and objective-standard incentive payment or bonus award) by more than ten percent (10%) in the aggregate; or (iii) a relocation of Executive’s place of employment that would increase Executive’s commute by more than fifty (50) miles; provided, however, such change, reduction or relocation is effected by the Company or the successor thereto without Executive’s consent.  In order for a termination to constitute a Constructive Termination, Executive must provide a written Notice of Termination to the Company within thirty (30) days after the event constituting a Constructive Termination.  The

Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Constructive Termination as set forth in Executive’s Notice of Termination.  If the Company does not correct the act or failure to act within such period, Executive must terminate employment within thirty (30) days after the end of the cure period, in order for the termination to be considered a Constructive Termination.

(i)                                     “Disability” shall mean Executive is, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of not less than one year, unable to engage in any substantial gainful employment or service.

(j)                                     “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, and (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Executive’s employment under the provision so indicated.

(k)                                  “Termination Date” shall mean the last day of Executive’s employment with the Company.

(l)                                     “Termination of Employment” shall mean the termination of Executive’s active employment relationship with the Company.

2.                                       Termination of Employment Prior to a Change in Control.

(a)                                  Termination Prior to a Change in Control.  In the event that Executive’s employment with the Company is terminated prior to a Change in Control on account of an involuntary termination by the Company for any reason other than Cause, death or Disability, Executive shall be entitled to the benefits provided in subsection (b) of this Section 2.

(b)                                 Compensation Upon Termination Prior to Change in Control.  Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 2 occurs, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release (as defined in Section 5):

(i)                                     Executive shall receive a cash payment equal to two (2) times the sum of Executive’s (x) Annual Base Salary at the rate in effect immediately before Executive’s Termination Date and (y) Annual Bonus.  Subject to Section 24, payment shall be made in a lump sum payment within sixty (60) days after Executive’s Termination Date, provided Executive executes a Release during the sixty (60) day period and does not revoke the Release.

(ii)                                  Executive shall receive a cash payment equal to the premium cost that Executive would have to pay, at COBRA rates as in effect on Executive’s Termination Date, to continue the Company’s medical and dental coverage for Executive and, where applicable, Executive’s spouse and dependents, if receiving such coverage on Executive’s Termination Date, for a period of twenty-four (24) months following Executive’s Termination Date.  Subject to Section 24, payment shall be made in a lump sum payment within sixty (60) days after Executive’s Termination Date, provided Executive executes a Release during the sixty (60) day period and does not revoke the Release.

(iii)                               The Company shall cover the cost of reasonable outplacement assistance services for Executive that are directly related to Executive’s Termination of Employment and are actually provided by an outplacement agency selected by Executive, in an amount not to exceed $15,000; provided, however, that the period during which the outplacement assistance services will be covered and the reimbursements paid does not extend beyond the period set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

(iv)                              Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)                                  Notice of Termination.  Any termination on account of this Section 2 shall be communicated by a Notice of Termination to the other Parties hereto given in accordance with Section 19 hereof.

3.                                       Termination of Employment on Account of a Change in Control.

(a)                                  Termination on Account of a Change in Control.  In the event that Executive’s employment with the Company is terminated after, or in connection with, a Change in Control on account of: (i) an involuntary termination by the Company following a Change in Control for any reason other than Cause, death or Disability, (ii) Executive voluntarily terminates employment with the Company following a Change in Control on account of a Constructive Termination, or (iii) by the Company (other than for Cause, death or Disability) prior to or in connection with an anticipated Change in Control at the request or direction of the acquirer involved in the Change in Control, Executive shall be entitled to the benefits provided in subsection (b) of this Section 3. If Executive is entitled to benefits described in subsection (b) of this Section 3 by reason of clause (a)(iii) above, Executive shall be entitled to such benefits upon Executive’s Termination of Employment regardless of whether the Change in Control actually occurs.

(b)                                 Compensation in Connection With a Termination on Account of a Change in Control.  Subject to the provisions of Section 5 hereof, in the event a termination described in subsection (a) of this Section 3 occurs, the Company shall provide Executive with the following, provided that Executive executes and does not revoke the Release:

(i)                                     Executive shall receive a cash payment equal to the sum of (x) three (3) times Executive’s Annual Base Salary at the rate in effect immediately before Executive’s Termination Date, (y) three (3) times Executive’s Annual Bonus, and (z) the Bonus Multiplier times Executive’s Annual Bonus. Subject to Section 24, payment shall be made in a lump sum payment within sixty (60) days after Executive’s Termination Date, provided Executive executes a Release during the sixty (60) day period and does not revoke the Release.

(ii)                                  Executive shall receive a cash payment equal to the premium cost that Executive would have to pay, at COBRA rates as in effect on Executive’s Termination Date, to continue the Company’s medical and dental coverage for Executive and, where applicable, Executive’s spouse and dependents, if receiving such coverage on Executive’s Termination Date, for a period of thirty-six (36) months following Executive’s Termination Date.  Subject to Section 24, payment shall be made in a lump sum payment within sixty (60) days after Executive’s Termination Date, provided Executive executes a Release during the sixty (60) day period and does not revoke the Release.

(iii)                               All stock options and restricted stock held by Executive will become fully vested and/or exercisable, as the case may be, on the Termination Date, and all stock options shall remain exercisable after Executive’s Termination Date as set forth in the applicable option agreements with the Company.

(iv)                              The Company shall cover the cost of reasonable outplacement assistance services for Executive that are directly related to Executive’s Termination of Employment and are actually provided by an outplacement agency selected by Executive, in an amount not to exceed $15,000; provided, however, that the period during which the outplacement assistance services will be covered and the reimbursements paid does not extend beyond the period set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

(v)                                 Executive shall receive any amounts earned, accrued or owing but not yet paid to Executive as of Executive’s Termination Date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c)                                  Notice of Termination.  Any termination on account of this Section 3 shall be communicated by a Notice of Termination to the other Parties hereto in accordance with Section 19 hereof.

4.                                       Termination of Employment on Account of Disability.  Notwithstanding anything in this Agreement to the contrary, if Executive’s employment terminates on account of Disability, Executive shall be entitled to receive disability benefits under any disability program maintained by the Company that covers Executive, and Executive shall not be considered to have terminated employment under this Agreement and shall not receive benefits pursuant to Sections 2 and 3 hereof.

5.                                       Release.  Notwithstanding the foregoing, no such payments shall be made unless Executive executes, and does not revoke, the Company’s standard written release (the “Release”) of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than any entitlements under the terms of this Agreement or under any other plans or programs of the Company in which Executive participated and under which Executive has accrued or become entitled to a benefit) or the termination thereof.

6.                                       Other Payments.  The payments due under Sections 2 and 3 hereof shall be in addition to and not in lieu of any payments or benefits due to Executive under any other plan, policy or program of the Company, except that no cash payments shall be paid to Executive under the Company’s then current severance pay policies.

7.                                       Enforcement.

(a)                                  In the event that the Company shall fail or refuse to make payment of any amounts due Executive under Sections 2, 3 and 6 hereof within the respective time periods provided therein, the Company shall pay to Executive, in addition to the payment of any other sums provided in this Agreement, interest, compounded daily, on any amount remaining unpaid from the date payment is required under Sections 2, 3 and 6, as appropriate, until paid to Executive, at the rate from time to time announced by Wells Fargo Bank, N.A. as its “prime rate” plus two percent (2%), each change in such rate to take effect on the effective date of the change in such prime rate.

(b)                                 It is the intent of the Parties that Executive not be required to incur any expenses associated with the enforcement of Executive’s rights under Sections 2, 3 and 6 of this Agreement by arbitration, litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to Executive hereunder.  Accordingly, the Company shall pay Executive the amount necessary to reimburse Executive in full for all expenses (including all attorneys’ fees and legal expenses) incurred by Executive in enforcing any of the obligations of the Company under this Agreement unless the lawsuit brought by Executive is determined to be frivolous by a court of final jurisdiction.

8.                                       No Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

9.                                       Non-Exclusivity of Rights.  Except as provided in Section 6, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries or affiliates and for which Executive may qualify.

10.                                 No Set-Off.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

11.                                 Taxes.  Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

12.                                 Application of Section 280G of the Code.

(a)                                  Possible Reduction.  In the event Executive becomes entitled to any benefits or payments in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) under this Agreement, or any other plan, arrangement, or agreement with the Company (the “Payments”), and such benefits or payments would (in the absence of this Section 12) be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no reduction was made.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code.  If Payments are to be reduced, the Company shall reduce the Payments under this Agreement by first reducing Payments that are payable in cash and then by reducing non-cash Payments.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 12.

(b)                                 Determinations.  All determinations to be made under this Section 12 shall be made by the Company’s independent public accounting firm as in effect immediately prior to the event that constitutes a change in control under section 280G of the Code or another independent firm selected by the Company before such event (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations to the Company and Chief Executive Officer within ten (10) business days after such event.  Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

(c)                                  Fees and Expenses.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 12 shall be borne solely by the Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to this Section 12, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

13.                                 Confidential Information.  Executive shall remain subject to the terms and conditions of Executive’s Employee Confidentiality Agreement, which shall continue in full force and effect, except as specifically modified herein.

14.                                 Non-Competition.

(a)                                  During the period of Executive’s employment by the Company and, if Executive’s employment with the Company terminates for any reason other that described in Section 3(a) above, for a period of one (1) year thereafter, except with the written consent of the Board, Executive shall not directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, stockholder, consultant, investor or otherwise with, or use or permit Executive’s name to be used in connection with, any person, business or enterprise which directly or indirectly engages in (i) the development of compounds, or (ii) the sale or marketing of products, that compete with the Company’s compounds or products (the “Company’s Business”).

(b)                                 In further consideration for the Company’s promises herein, Executive agrees that for the period beginning with the termination of Executive’s employment with the Company for any reason other than that described in Section 3(a) above, and for a period of one (1) year thereafter, Executive will not:

(i)                                     except with the prior written consent of the Board, directly or indirectly solicit, entice or induce any customer to become a customer of any other person, firm or corporation with respect to the Company’s Business or to cease doing business with the Company or its subsidiaries or affiliates, and that Executive will not approach any such person, firm or corporation for such purpose or authorize or knowingly approve, encourage or assist the taking of such actions by any other person, firm or corporation; or

(ii)                                  directly or indirectly solicit, recruit or hire any part-time or full-time employee, representative or consultant of the Company or its subsidiaries or affiliates to work for a third party other than the Company or its subsidiaries or affiliates or engage in any activity that would cause any employee, representative or consultant to violate any agreement with the Company or its subsidiaries or affiliates.  The foregoing covenant shall not apply to any person after twelve (12) months have elapsed after the date on which such person’s employment by the Company has terminated.

(c)                                  The foregoing restrictions shall not be construed to prohibit Executive’s ownership of less than five percent of any class of securities of any corporation which is engaged in any of the foregoing businesses and has a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Executive’s rights as a stockholder, or seeks to do any of the foregoing.

15.                                 Equitable Relief.

(a)                                  Executive acknowledges that the restrictions contained in Sections 13 and 14 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company.  Executive represents that Executive’s experience and capabilities are such that the restrictions contained in Section 14 hereof will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.  Executive further represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) that Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s legal counsel.

(b)                                 Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 13 or 14 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  In the event that any of the provisions of Sections 13 or 14 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

(c)                                  Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 13 or 14 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the District of Delaware, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court.  Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 19 hereof.

16.                                 Term of Agreement.  This Agreement shall continue in effect until the third anniversary of the Effective Date (the “Initial Term”) or Executive’s Termination of Employment, if earlier.   If Executive continues in employment, the term of the Agreement shall automatically be renewed at the end of the Initial Term, and at the end of each renewal term, for successive terms of one (1) year each, unless the Company provides notice to Executive at least ninety (90) days prior to the expiration of the Initial Term or any renewal term that the Agreement is not to be renewed.  Notwithstanding the foregoing, (i) this Agreement shall continue in effect for not less than two (2) years following a Change of Control occurring during the term of this Agreement and (ii) after the termination of Executive’s employment during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the Parties hereunder are satisfied or have expired.  The expiration of the term shall not, in and of itself, be deemed a termination of Executive’s employment for purposes of this Agreement, including a termination without Cause or for Good Reason.

17.                                 Indemnification.  Executive shall be entitled to indemnification under the charter or bylaws of the Company and its affiliates, and under any director’s and officer’s insurance policies maintained by the Company and its affiliates, that provide for indemnification for Executive’s actions while a director, officer, employee, or agent of the Company or any of its affiliates, and under the Indemnification Agreement between the Executive and the Company dated March 10, 2011.

18.                                 Successor Company.  The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, the Company shall mean the Company as herein before defined and any such successor or successors to its business and/or assets, jointly and severally.

19.                                 Notice.  All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

If to the Company, to:

Cephalon, Inc.

41 Moores Rd.

Frazer, PA 19355

Attn:

With a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attn:  I. Lee Falk, Esquire

If to Executive, to:

[EXECUTIVE OFFICER ADDRESS]

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to the other Parties hereto in the manner specified in this Section; provided, however, that if no such notice is given by the Company following a Change in Control, notice at the last address of the Company or to any successor pursuant to this Section 19 shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five (5) days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

20.                                 Contents of Agreement, Amendment and Assignment.

(a)                                  This Agreement supersedes all prior agreements (including the Existing Agreement, which is hereby terminated, but not including the Employee Confidentiality Agreement and Indemnification Agreement referred to above) and sets forth the entire understanding between the Parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Executive and executed on the Company’s behalf by a duly authorized officer.  The provisions of this Agreement may provide for payments to Executive under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the specific intention of the Parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company or the Board.

(b)                                 Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, or as changing or modifying the “at will” nature of Executive’s employment status.

(c)                                  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the Parties hereto, except that the duties and responsibilities of Executive and the Company hereunder shall not be assignable in whole or in part by the Company.  If Executive should die after Executive’s Termination Date and while any amount payable hereunder would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devises, legates or other designees or, if there is no such designee, to Executive’s estate.

21.                                 Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

22.                                 Remedies Cumulative; No Waiver.  No right conferred upon the Parties by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by a party to this Agreement in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

23.                                 Company Recoupment Policy.  Executive agrees that any compensation payable under the Agreement or otherwise shall be subject to any applicable recoupment or clawback policy that the Board may implement from time to time with respect to officers of the Company.

24.                                 Section 409A.

(a)                                  Interpretation.  Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  All payments to be made upon termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code.  For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.  In no event may Executive, directly or indirectly, designate the calendar year of payment.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(b)                                 Payment Delay.  Notwithstanding any provision to the contrary in this Agreement, if on Executive’s Termination Date Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Company (or any successor thereto) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following Executive’s “separation from service” with the Company (or any successor thereto).  The postponed amounts shall be paid to Executive in a lump sum within thirty (30) days after the date that is six (6) months following Executive’s “separation from service” with the Company (or any successor thereto). If Executive dies during such six (6)-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within sixty (60) days after Executive’s death.  No interest shall be paid on any amounts delayed pursuant to this subsection.

(c)                                  Reimbursements.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.  If expenses are incurred in connection with any tax audit or litigation, any reimbursements under the Agreement for such expenses shall be paid not later than the end of Executive’s taxable year following Executive’s taxable year in which (i) the tax audit or litigation is resolved if no taxes are paid or (ii) the taxes that are subject to such audit or litigation are remitted to the taxing authority.  Any tax gross up payments to be made hereunder shall be made not later than the end of Executive’s taxable year next following Executive’s taxable year in which the related taxes are remitted to the taxing authority.

25.                                 Survival.  The provisions of Sections 7, 13, 14, 15, 17 and 23 shall survive termination of this Agreement.

26.                                 Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.

27.                                 Miscellaneous.  All section headings are for convenience only.  This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

CEPHALON, INC.

Attest:	/s/ Todd Longsworth	By:	/s/ Martyn Greenacre
		Its:	Director

/s/ Robin DeRogatis		/s/ J. Kevin Buchi
Witness		J. KEVIN BUCHI